UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2011

Eagle Bancorp Montana, Inc
(Exact name of registrant as specified in its charter)

Delaware	1-34682	27-1449820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Prospect Ave., Helena, Montana	59601
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (406) 442-3080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On April 26, 2011, Eagle Bancorp Montana, Inc. announced its results of operations for the third quarter of the 2011 fiscal year. A copy of the press release dated April 26, 2011 is attached as Exhibit 99.1

Item 8.01. Other Events.

On April 26, 2011, the Company announced that its Board of Directors authorized a common stock repurchase program for 204,156 shares of common stock, effective April 27, 2011. The program is intended to be implemented through purchases made from time to time in the open market or through private transactions. The program will terminate on April 19, 2012.

A copy of the press release issued by the Company announcing the share repurchase program is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

On April 21, 2011, the Company entered into a pre-arranged Rule 10b5-1 written trading plan ("the Trading Plan") with a broker to facilitate the repurchase of its shares of common stock, in conformity with the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. A broker selected by the Company will have the authority under the terms and limitations specified in the Trading Plan to repurchase shares on the Company's behalf in accordance with the terms of the Trading Plan. The Trading Plan, which will facilitate the Company's share repurchase program, went into effect on April 27, 2011 and may be terminated by the Company at any time. The Trading Plan enables the Company to continue to repurchase shares without suspension for self-imposed trading blackout periods. The shares to be repurchased under the Trading Plan would be in accordance with and subject to the limitations of the stock repurchase program.

After the expiration of the current Trading Plan, the Company may from time to time enter into subsequent trading plans under Rule 10b5-1 to facilitate the repurchase of its common stock pursuant to its share repurchase program. Information regarding share repurchases will be available in the Company's periodic reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission as required by the applicable rules of the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Eagle Bancorp press release issued April 26, 2011.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eagle Bancorp Montana, Inc (Registrant)
April 26, 2011 (Date)	/s/ CLINT J. MORRISON Clint J. Morrison Senior Vice President & CFO

Index to Exhibits

Exhibit No.	Description

99.1	Eagle Bancorp press release issued April 26, 2011.